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EXHIBIT 99.1

Fischer Imaging Will Delay Filing of 2002 Annual Report on Form 10-K

Tuesday April 1, 11:30 pm ET

        DENVER—(BUSINESS WIRE)—April 1, 2003—Fischer Imaging Corporation (Nasdaq:FIMG—News) announced today that, based on a review being conducted by the company in conjunction with Ernst & Young LLP, which replaced Arthur Andersen LLP in mid-2002 as the company's independent auditors, it will delay the filing of its annual report on Form 10-K for the year ended December 31, 2002.

        The company review is focused on revenue recognition timing issues as well as re-work and warranty inventory matters and related vendor receivables. Other areas of review may develop as well.

        Based on its preliminary findings, the company believes it will be necessary to restate its financial statements for the first three quarters of 2002 and the years ended December 31, 2001 and 2000. The company has asked Ernst & Young LLP to undertake re-audits of the company's financial statements for 2001 and 2000 since Arthur Andersen has ceased operations.

        Gerald D. Knudson, chief executive officer of Fischer Imaging, commented, "The outcome of this review will in no way impact the company's cash balances, its ability to deliver products, or ongoing operations. We believe that the principal effects of the restatements related to revenues will be to defer revenues and related direct costs into later periods than originally recorded. Further, we continue to expand the market penetration of our SenoScan True View 25/50 Digital Mammography System with orders for the last six months ending March 31, 2003 totaling 18 as compared to 7 for the preceding six-month period. Additionally, Mammotest Breast Biopsy System orders remain stable and strong at 55 systems for this past six month period versus 52 systems for the preceding six-month period."

About Fischer Imaging

        Fischer Imaging Corporation designs, manufactures, and markets specialty medical imaging systems for the screening and diagnosis of disease. The company's focus area is women's health, particularly the diagnosis and screening of breast cancer. Fischer Imaging's Radiology, Electrophysiology, and Surgery (RE&S) division has produced general purpose x-ray imaging systems since 1910 making the company the oldest manufacturer of x-ray imaging devices in the United States. For more information visit www.fischerimaging.com.

Safe Harbor Statement

        This press release contains forward-looking statements about Fischer Imaging Corporation's financial results for its years ended 2002, 2001 and 2000. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. Factors that could cause results to differ include: a review of certain of the company's accounting matters is currently being conducted under the auspices of the audit committee of the board of directors; the company may determine that further accounting adjustments should be made for the transactions and matters currently being evaluated; the company may identify additional transactions or matters that require accounting adjustments; the time required to complete the audit committee's review and to permit the company's auditors to complete their audit of 2002 and re-audits of prior years will depend on the substantial additional work by the company and the availability of historical records; and it is not known at this time when the company will be able to file its annual report on Form 10-K. Uncertainty concerning the company's business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. More information on risks and uncertainties related to the company and its business may be found in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:

  Fischer Imaging Corporation
  Stephen G. Burke, 303/450-4318

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  EXHIBIT 99.1